Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 6th day of November, 2008 (the “Effective Date”) by and between OLIVIA W. ELLIOTT, a resident of the State of Louisiana (“Employee”), and CROWN CRAFTS, INC., a Delaware corporation (“Employer”).
W I T N E S S E T H:
     WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of their employment relationship;
     NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment and Duties. Subject to the terms and conditions hereof, Employer hereby agrees to employ Employee during the term of this Agreement to serve as Vice President and Chief Financial Officer of Employer and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote her full time and effort to her duties hereunder.
     2. Term. Subject to the provisions regarding Termination as set forth in Section 10 of this Agreement, the period of Employee’s employment under this Agreement shall be deemed to have commenced as of the date hereof and shall continue thereafter for a continuously (on a daily basis) renewing one-year term so that this Agreement shall always be for a full one-year period, unless the Employer or the Employee shall affirmatively decide and notify the other to the contrary in writing of its or her intention that this Agreement shall not be so renewed, in which event this Agreement shall terminate at the end of the one-year period following such notice.
     3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A, net of applicable withholdings, payable in bi-weekly installments except all bonuses, if any, will be paid annually in July of each year.
     4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.
     5. Employee Benefits. So long as Employee is employed hereunder, Employee shall be entitled to participate in the various employee benefit programs available to similarly-situated employees which are adopted by Employer from time to time.

     6. Vacation. Employee shall be entitled to fifteen (15) days annual vacation.
     7. Confidentiality. In Employee’s position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has developed and will continue to develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires, as a condition to Employee’s employment with Employer, that Employee agree to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:
          7.1 Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that she shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Employer.
          7.2 For the purposes of this Section 7, the following definitions shall apply:
               7.2.1 “Trade Secret” shall mean the identity and addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which constitutes a “trade secret” under Delaware law pursuant to the Delaware Uniform Trade Secrets Act.
               7.2.2 “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.
               7.2.3 “Business Opportunities” shall mean all activities of the type conducted, authorized, offered, or provided to the Employer by Employee prior to termination of her employment hereunder, including the duties performed by the Employee under Section 1, “Employment and Duties”, of this Agreement. For purpose of reference, such activities as of the Effective Date include the business of manufacturing, marketing and distribution of infant and toddler bedding, blankets and accessories and infant bibs, bath items and gift sets and the Employer’s operations and activities related thereto.
               7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                    (i) that is or becomes generally known to the public;
                    (ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;
                    (iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;
                    (iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or
                    (v) that Employer’s Board of Directors (the “Board”) approves for release.
     7.3 Employee shall not, without the prior approval of the Board, during her employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets.
     8. Observance of Security Measures. During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.
     9. Return of Materials. Upon the request of Employer and, in any event, upon the termination of her employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to her from any source by virtue of her employment with Employer.
     10. Termination.
          10.1 During the term of this Agreement, Employee’s employment may be terminated (i) at the election of Employer for Cause; (ii) at Employee’s election for Good Reason; (iii) upon Employee’s death; (iv) at the election of either party, upon Employee’s disability resulting in an inability to perform the duties described in Section 1 of this Agreement for a period of 180 consecutive days; (v) as set forth in Section 13 of this Agreement; or (vi) by mutual agreement of Employer and Employee.
          10.2 Cause. For purposes of this Agreement, a termination of employment is for “Cause” if the Employee has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board that the Employee (i) intentionally and continually failed substantially to perform her reasonably assigned duties with the Employer (other than a failure resulting from the Employee’s incapacity due to physical or mental illness or from the Employee’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed substantially to perform, or (ii)

intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Employer; provided, however, that no termination of the Employee’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Employee’s counsel if the Employee so desires). No act, or failure to act, on the Employee’s part, shall be considered “intentional” unless the Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Employee’s action or failure to act was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of any senior officer of the Employer or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Employer. Any termination of the Employee’s employment by the Employer hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 10.2
          10.3 For purposes of this Agreement, “Good Reason” shall mean a good faith determination by the Employee, in the Employee’s sole and absolute judgment, that any one or more of the following events or conditions has occurred, without the Employee’s express written consent:
               (i) the assignment to the Employee of any duties inconsistent with the Employee’s position (including, without limitation, status, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Employer that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated and inadvertent action not taken in bad faith and remedied by the Employer promptly after receipt of notice thereof given by the Employee;
               (ii) a material reduction by the Employer of the Employee’s base salary as the same may be increased from time to time, or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which the Employee is covered which adversely affects the Employee;
               (iii) any failure to pay the Employee any compensation or benefits to which she is entitled within five (5) days of the date due;
               (iv) the Employer’s requiring the Employee to be based anywhere other than within fifty (50) miles of the Employee’s job location, except for reasonably required travel on the Employer’s business which is not materially increased;
               (v) without replacement by a plan providing benefits to the Employee substantially equivalent to or greater than those discontinued, the failure by the Employer to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement, in which the Employee participates, or the taking of any action by the Employer that would adversely affect the Employee’s participation or materially reduce the Employee’s benefits under any of such plans;
               (vi) the taking of any action by the Employer that would materially adversely affect the physical conditions in or under which the Employee performs her employment duties, provided that the Employer may take action with respect to such conditions so long as such conditions are at least commensurate with the conditions in or under which an officer of the Employee’s status would customarily perform her employment duties;
               (vii) the insolvency or the filing of a petition for bankruptcy by the Employer;
               (viii) any purported termination of the Employee’s employment for Cause by the Employer which does not comply with the terms of Section 10.2 hereof; or
               (ix) any breach by the Employer of any material provision of this Agreement.
          The Employee’s right to terminate her employment pursuant to this Section 10.3 shall not be affected by her incapacity due to physical or mental illness.
          10.4 If this Agreement is terminated either pursuant to Cause, Employee’s death or Employee’s disability, Employee shall receive no further compensation or benefits, other than Employee’s salary and other compensation as accrued through the date of such termination.
          10.5 If this Agreement is terminated (i) at Employer’s election without Cause, (ii) at the election of Employee for Good Reason within sixty (60) days after the occurrence of the event that constitutes Good Reason or (iii) at the election of Employee within sixty (60) days after the acquisition of the Company by purchase, merger, consolidation or otherwise where this Agreement is not expressly assumed by the acquirer of the Company pursuant to such transaction, then, in each such case, Employee shall receive what she would have received under Section 13.2 hereof following a Change in Control, payable as provided therein.
     11. Notices. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Employer:	Crown Crafts, Inc.
P. O. Box 1028
Gonzales, Louisiana 70707
Attn: E. Randall Chestnut, President and
Chief Executive Officer

with a copy to:	Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street

Atlanta, Georgia 30303
Attn: Steven E. Fox, Esquire

Employee:	Olivia W. Elliott
827 Woodgate Boulevard
Baton Rouge, Louisiana 70808
     12. Restrictive Covenants
          12.1 For purposes of this Agreement, the following terms shall have the following respective meanings:
               “Competing Business” means a business that, wholly or partly, directly or indirectly, engages in manufacturing, marketing and distribution of infant or toddler bedding, blankets or accessories or infant bibs, bath items or gift sets.
               “Competitive Position” means: (A) Employee’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (B) Employee serving as a director, officer, consultant, lender, joint venturer, partner, agent, advisor or independent contractor of or to any Competing Business (except where Employee’s duties would relate to divisions or activities which do not compete with the Employer); or (C) any employment arrangement between Employee and any Competing Business whereby Employee is required to perform services for the Competing Business substantially similar to those that Employee performed for the Employer.
               “Restricted Territory” means the area within a 35-mile radius of the city limits of the cities listed on Schedule 12, attached hereto.
               “Restricted Period” means a period of time that is one (1) year following termination of this Agreement.
          12.2 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, accept, enter into or attempt to enter into a Competitive Position in the Restricted Territory at any time during her employment with the Employer and during the Restricted Period.
          12.3 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, solicit, entice or induce any customer of the Employer (or any actively sought or prospective customer of the Employer) in which Employee had direct or indirect contact during the term of this Agreement for or on behalf of any Competing Business in the Restricted Territory at any time during her employment with the Employer and during the Restricted Period.
          12.4 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any “key or material” employee, consultant, contractor or other personnel of the Employer in the Restricted Territory to terminate, alter or lessen that party’s affiliation with the Employer or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Employer at any time during her employment with the Employer or for a period of two years thereafter. For purposes of this Section 12.4, “key or material” employees, consultants, contractors or other personnel shall mean those such persons or entities who have direct access to or have had substantial exposure to Confidential Information or Trade Secrets.
          12.5 Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 12 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.
     13. Change in Control.
          13.1 “Change in Control” shall mean:
               13.1.1 any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 25% or more of the outstanding shares of common stock of Employer.
               13.1.2 the sale of all or substantially all of the assets of Employer; or
               13.1.3 the liquidation of Employer.
          13.2 If there occurs a Change in Control, and if at the time of such Change in Control, E. Randall Chestnut (“Chestnut”) is not employed by Employer or any of its affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended), or if there occurs a Change in Control and if Chestnut is so employed at the time of such Change in Control and at any time during the 150-day period immediately following the occurrence of such Change in Control, Chestnut shall no longer be employed by Employer or any of its affiliates for whatever reason, then, and in any such event, Employee shall be entitled within sixty (60) days after the date of such Change in Control if Chestnut is not employed by Employer or any of its affiliates on such date, or within sixty (60) days after the first date on which Chestnut is no longer employed by Employer or any of its affiliates if Chestnut is employed by Employer or any of its affiliates on the date of such Change in Control, to deliver to Employer written notice of termination of this Agreement, whereupon Employer shall pay to Employee a lump sum cash payment in an amount equal to the sum of (i) the then current compensation and benefits, including, without limitation, salary, all perquisites, and all other forms of compensation other than bonuses that would be remaining under the applicable terms of the Agreement then in effect for the greater of the remaining term of this Agreement or one (1) year, and (ii) the highest annual bonus paid or payable to Employee in respect of any of the three (3) full fiscal years ended immediately prior to such Change in Control, including, without limitation, any bonus or portion thereof earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months).

This payment shall be paid to Employee by Employer within ten (10) days after the delivery of such notice of termination by Employee to Employer.
     14. Miscellaneous.
          14.1 This Agreement, together with Exhibit A and Schedule 12, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.
          14.2 This Agreement shall be governed by the laws of the State of Delaware.
          14.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.
          14.4 Time is of the essence in this Agreement.
          14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee without the prior written consent of Employer.
          14.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.
     15. Compliance with Section 409A.
          15.1 This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.
          15.2 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
          15.3 Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 15.3, then such postponed amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer. If Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by the undersigned thereunto duly authorized, as of the date first written above.

CROWN CRAFTS, INC.

By: Name:	/s/ E. Randall Chestnut E. Randall Chestnut
Title:	President and Chief Executive Officer

/s/ Olivia Elliott

OLIVIA ELLIOTT

Exhibit A
to
Employment Agreement
By and Between Olivia W. Elliott and
Crown Crafts, Inc.
Employee Compensation
Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.
Base Salary: $200,000.00 per year subject to annual increases as reviewed and approved by the Board.
Bonus: Payable each July based on a performance matrix established against budgets and approved by the Board.
Auto allowance: Cost of automobile and all operating expenses.
Insurance: Employee’s and her dependents’ hospitalization, dental, life insurance and 401(k) plans as adopted by the Board for similarly-situated employees of the Employer, subject to the terms of such plans.

SCHEDULE 12
1.	Bentonville, Arkansas

2.	Wayne, New Jersey

3.	Minneapolis, Minnesota

4.	Burlington, New Jersey

5.	New York, New York

6.	Plano, Texas

7.	Chicago, Illinois